Exhibit 4.1

J. C. PENNEY COMPANY, INC.
6501 Legacy Drive
Plano, Texas 75024

June 13, 2011

Ronald Bruce Johnson
285 Atherton Avenue
Atherton, California 94027

Dear Mr. Johnson:

On the terms and subject to the conditions set forth in this agreement (the “Agreement”), J. C. Penney Company, Inc., a Delaware corporation (the “Corporation”), hereby agrees to sell and deliver to Ronald Bruce Johnson (the “Purchaser”), and Purchaser hereby agrees to purchase and accept from the Corporation, a warrant in the form attached hereto as Exhibit A (the “Warrant”) to purchase 7,256,894 shares of the Corporation’s common stock of 50¢ par value (the “Common Stock”).  The aggregate purchase price for the Warrant is $49,999,999.66 (the “Purchase Price”).  In connection with the transactions contemplated by this Agreement, Purchaser is paying to the Corporation on the date hereof an irrevocable deposit of $1,000,000 (the “Deposit”) by wire transfer of immediately available funds to the account designated by the Corporation.  Upon receipt of the Deposit, the Corporation shall issue and deliver the Warrant to Purchaser.  If the Deposit is not timely received by the Corporation in accordance with the terms hereof, then this Agreement shall terminate without further action.  Purchaser hereby agrees to pay the Purchase Price (less the Deposit) to the Corporation no later than June 27, 2011 (the “Outside Date”), by wire transfer of immediately available funds to the account designated by the Corporation. If the Purchase Price (less the Deposit) is not timely received by the Corporation in accordance with the terms hereof, then the Deposit shall be forfeited to the Corporation and the Purchaser shall have no rights with respect thereto and the Warrant shall terminate and be null and void ab initio, but the parties will otherwise retain all available rights and remedies under this Agreement.

1.	Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Corporation as follows:

(a)
Purchaser has full power and authority to execute, deliver, and perform this Agreement and the Warrant and to consummate the transactions contemplated hereby and thereby.  Each of this Agreement and the Warrant has been duly executed and delivered by Purchaser and constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally, and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(b)	The execution, delivery, and performance by Purchaser of this Agreement and the Warrant and the consummation by it of the transactions contemplared hereby and thereby do not and will not (i) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, agreement, or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties may be bound, (ii) result in the creation or imposition of any encumbrance upon the properties of Purchaser, or (iii) violate any applicable law binding upon Purchaser.

(c)
Purchaser has been furnished with all information that it has requested for the purpose of evaluating the proposed acquisition of the Warrant and the shares of Common Stock which may be acquired upon exercise of the Warrant (the “Warrant Shares”) pursuant hereto, and Purchaser has had an opportunity to ask questions of and receive answers from the Corporation regarding the Corporation and its business, assets, results of operations, and financial condition and the terms and conditions of the issuance of the Warrant and the Warrant Shares.  Purchaser is acquiring the Warrant and the Warrant Shares to be purchased by it for its own account for investment and not for distribution in any manner that would violate applicable securities laws, but without prejudice to Purchaser’s rights to dispose of such Warrant and the Warrant Shares or a portion thereof to a transferee, in accordance with such laws if at some time in the future Purchaser deems it advisable to do so.  Purchaser can bear the risk of an investment in the Warrant and the Warrant Shares, including the total loss of such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of a prospective investment in the Warrant and the Warrant Shares.

(d)
Purchaser has relied on his own tax, legal and financial advisors with regard to all matters relating to this Agreement and the Warrant (including federal, state and local matters) and has not relied on any advice or recommendations of the Corporation or any of its officers, employees, attorneys, accountants or other agents (collectively, “Representatives”).

(e)
Purchaser acknowledges that the offering and sale of the Warrant and Warrant Shares have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state law or the applicable laws of any other jurisdiction, and are being made in reliance upon U.S. federal and state exemptions for transactions not involving a public offering.  In furtherance thereof, Purchaser represents and warrants that he is an “accredited investor” (as defined in Regulation D promulgated under the Securities Act, as such term is modified by Section 413(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended).

2.	Representations and Warranties of the Corporation. The Corporation hereby represents and warrants to Purchaser as follows:

(a)
The Corporation is duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority in all material respects to own, lease, and operate its properties and to carry on its business as now being conducted.

(b)
The Corporation has full corporate power and authority to execute, deliver, and perform this Agreement and the Warrant and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance by the Corporation of this Agreement and the Warrant, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of the Corporation.  Each of this Agreement and the Warrant has been duly executed and delivered by the Corporation and constitutes a valid and legally binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally, and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(c)
During the period within which the Warrant may be exercised, the Corporation will at all times have authorized and reserved for the purpose of issuance upon exercise of the Warrant, a sufficient number of shares of Common Stock to provide for the exercise of the Warrant. The Warrant Shares will, when issued, be validly issued, fully paid and nonassessable.

3.
Tax Matters.  No representations or warranties have been made to Purchaser by the Corporation or any of its Representatives as to the tax consequences associated with this Agreement or the Warrant or any investment in the Warrant Shares. Purchaser is advised to consult his own tax advisors and counsel regarding such matters.

4. .
Listing.  The Corporation covenants that it will use its best efforts to effect and maintain the listing of all the Warrant Shares on the New York Stock Exchange, or the primary stock exchange or quotation service upon which the Common Stock is then traded, subject to official notice of issuance.

5.
Registration of Warrant Shares.  As soon as reasonably practicable after the date hereof, the Corporation shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement or an amendment (including a post-effective amendment) or supplement to an existing registration statement with respect to the Warrant Shares (the “Registration Statement”) and use its reasonable best efforts to cause the Registration Statement to become effective and keep the Registration Statement effective and current (and to the extent such Registration Statement expires, to file a new Registration Statement and keep such Registration Statement effective and current) until the earlier of (A) provided that the Warrant is exercised prior to the Expiration Date (as such term is defined in the Warrant), the one year anniversary of the Expiration Date, (B) if the Warrant is not exercised prior to the Expiration Date, the Expiration Date and (C) the date on which all of the Warrant Shares covered by the Registration Statement have been sold pursuant to such registration.  The Corporation and Purchaser shall use reasonable best efforts to cooperate to ensure that the Registration Statement (including any prospectus, amendment or supplement thereto and all exhibits and material incorporated by reference therein) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made and to reasonably promptly prepare and file with the SEC any appropriate remedial supplement or amendment thereto.

6.
Cashless Exercise.  The Corporation covenants that it will use its reasonable best efforts to develop and implement a customary broker-assisted cashless exercise program designed to permit Purchaser to fund payment to the Corporation of the exercise price of the Warrant and, if applicable, any tax withholding requirement in connection with any exercise of the Warrant.  The Corporation and the Purchaser shall use reasonable best efforts to cooperate to ensure that any such program complies with applicable legal and regulatory requirements.

7.
Rule 144.  The Corporation covenants that it will use its reasonable best efforts to file the reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended and the rules and regulations adopted by the SEC thereunder, and it will take such further action as Purchaser may reasonably request to make available adequate current public information with respect to the Corporation meeting the current public information requirements of Rule 144(c) under the Securities Act, to the extent required to enable Participant to sell the Warrant Shares without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC.

8.	Obligation to Exercise. The purchase of the Warrant through this Agreement shall impose no obligation upon Purchaser to exercise the same or any part thereof.

9.
Further Assurances.  The Corporation and Purchaser shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by the Corporation or Purchaser, as the case may be, and necessary for Purchaser or the Corporation, as the case may be, to satisfy its obligations under this Agreement or the Warrant.

10.
Assignment.  No party hereto may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto.

11.
Expenses.  Except as otherwise expressly provided in this Agreement or the Warrant, the parties hereto shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

12.	Severability. If any provision of this Agreement is for any reason held to be illegal, invalid, or to violate any law or listing requirement applicable to the Corporation, the illegality, invalidity, or violation shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein and Purchaser and the Corporation shall amend this Agreement, preserving, to the maximum extent reasonably possible, the intended economic effects of this Agreement as executed by the parties hereto.

13.
Amendment.  No amendment or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party or parties hereto affected thereby, and then only in the specific instance and for the specific purpose stated therein.

14.
No Implied Waivers.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

15.
Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto will be in writing and will be deemed validly given, made or served if (a) given by fax, when such fax is transmitted to the fax number set forth below and the appropriate confirmation is received, or (b) if given by any other means, when delivered in person, by overnight courier or five business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Corporation:

J. C. Penney Company, Inc.
6501 Legacy Drive
Plano, Texas 75024
Attn:     Janet L. Dhillon, Executive Vice President, General Counsel and Secretary
Fax:      (972) 431-1977

With copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, Illinois 60606-1720
Attn:    Charles W. Mulaney, Jr.
Attn:    Peter C. Krupp
Fax:     (312) 407-0411

If to Purchaser:

Ronald Bruce Johnson
285 Atherton Avenue
Atherton, California 94027

With copies (which shall not constitute notice) to:

Cooley LLP
101 California Street, 5th Floor
San Francisco, California 94111-5800
Attn:    Samuel M. Livermore
Attn:    Thomas Z. Reicher
Fax:     (415) 276-5743

16.	Waiver of Notice. Any person entitled to notice hereunder may waive such notice.

17.	Successors. This Agreement shall be binding upon Purchaser, its legal representatives, heirs, legatees and distributees, and upon the Corporation, its successors and assigns.

18.	Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

19.
Specific Performance.  The Corporation and Purchaser each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, any non-breaching party will be entitled to seek injunctive and other equitable relief, without proof of actual damages, that any breaching party will not plead in defense thereto that there would be an adequate remedy at law, and that any breaching party agrees to waive any applicable right or requirement that a bond be posted by any non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

20.
Governing Law; Forum; Jurisdiction; Waiver of Jury Trial.  This Agreement and any controversy arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Corporation and Purchaser (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction and venue by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and (d) irrevocably waives the right to trial by jury.

21.	Counterparts. This Agreement may be executed by the parties hereto in separate counterparts (including by means of electronic transmission), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

22.	No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

23.
Word Usage.  Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

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If the terms of this Agreement are in accordance with Purchaser’s understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us.

Very truly yours,

J. C. PENNEY COMPANY, INC.

By: /s/ Michael P. Dastugue
      Michael P. Dastugue,
      Executive Vice President and
      Chief Financial Officer

Acknowledged and agreed to as of
the date first written above:

/s/ Ronald B. Johnson
Ronald Bruce Johnson

Exhibit A

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE ACT.

THIS WARRANT IS SUBJECT TO THE CONDITION, AS DESCRIBED IN THE WARRANT PURCHASE AGREEMENT (AS DEFINED BELOW), THAT THE PURCHASE PRICE (AS DEFINED IN THE WARRANT PURCHASE AGREEMENT) LESS THE DEPOSIT (AS DEFINED IN THE WARRANT PURCHASE AGREEMENT) SHALL HAVE BEEN TIMELY RECEIVED BY THE CORPORATION (AS DEFINED BELOW) IN ACCORDANCE WITH THE TERMS OF THE WARRANT PURCHASE AGREEMENT.  IF THE PURCHASE PRICE LESS THE DEPOSIT IS NOT TIMELY RECEIVED BY THE CORPORATION IN ACCORDANCE WITH THE WARRANT PURCHASE AGREEMENT, THIS WARRANT SHALL TERMINATE AND BE NULL AND VOID AB INITIO.  ANY TRANSFEREE OR OTHER INTERESTED PARTY WITH RESPECT TO THIS WARRANT SHOULD VERIFY DIRECTLY WITH THE CORPORATION THAT THE FULL PURCHASE PRICE WAS TIMELY RECEIVED AND ACCORDINGLY THIS WARRANT WAS AND HAS REMAINED EFFECTIVE FROM THE DATE OF PURCHASE (AS DEFINED BELOW) TO THE DATE OF SUCH VERIFICATION.

J. C. PENNEY COMPANY, INC.
WARRANT

Purchaser:  Ronald Bruce Johnson

Date of Purchase:  June 13, 2011

Purchase Price:  $49,999,999.66

Number of Shares Underlying Warrant:  7,256,894

Exercise Price Per Share:  $29.92

THIS IS TO CERTIFY THAT Ronald Bruce Johnson (“Purchaser”) is entitled to purchase from J. C. Penney Company, Inc., a Delaware corporation (the “Corporation”), shares of the Corporation’s authorized common stock of 50¢ par value (the “Common Stock”), subject to the terms and conditions set forth in this Warrant (this “Warrant”) and the Warrant Purchase Agreement, dated as of the date hereof (the “Warrant Purchase Agreement”), by and between the Corporation and Purchaser.  The Date of Purchase of the Warrant, the number of shares issuable upon exercise of the Warrant (the “Warrant Shares”), and the Exercise Price per share are stated above. This Warrant was entered into prior to your election as an officer or director of the Corporation and is not governed by any other stock option or award plan previously adopted by the Corporation.

This Warrant and the Warrant Purchase Agreement set forth the terms of the agreement between you and the Corporation with respect to the Warrant.  By accepting this Warrant, you agree to be bound by all of the terms hereof.

1.  Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

(a)  “Board of Directors” means the board of directors of the Corporation.

(b)  “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Delaware are authorized or obligated by law or executive order to close.

(c)  “Change in Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Corporation or one of its subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Corporation’s Voting Stock or other Voting Stock into which the Corporation’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Corporation’s assets and the assets of its subsidiaries, taken as a whole, to one or more persons, other than the Corporation or one of its subsidiaries; or (3) the first day on which a majority of the members of the Board of Directors are not Continuing Directors.  Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (1) the Corporation becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Corporation’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

(d)  “Continuing Director” means, as of any date of determination, any member of the Board of Directors who (1) was a member of the Board of Directors on the date hereof or (2) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the continuing directors who were members of the Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Corporation’s proxy statement in which such member was named as a nominee for election as a director).

(e)  “Date of Purchase” means the date designated as such in the first paragraph of this Warrant.

(f)      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)  “Exercise Notice” means the written exercise notice in the form provided by the Board of Directors.

(h)     “Exercise Price” means the exercise price per share designated as such in the first paragraph of this Warrant.

(i)      “Expiration Date” means December 13, 2018.

(j)      “Immediate Family” means your child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.

(k)     “Market Price” means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and ask prices regular way, in either case on the trading date immediately prior to the date as of which “Market Price” is being determined on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the average of the closing bid and ask prices as furnished by two members of the Financial Industry Regulatory Authority, Inc. selected from time to time by the Corporation for that purpose. “Market Price” shall be determined without reference to after hours or extended hours trading. If the Common Stock is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair market value per share of Common Stock as determined in good faith by the Board of Directors in reliance on an opinion of a nationally recognized independent investment banking corporation retained by the Corporation for this purpose and certified in a resolution to Purchaser.

(l)   “NYSE” means The New York Stock Exchange.

(m)       “Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act), as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

2.  Exercisability.  Except as provided in Section 3, you may only exercise your Warrant after the sixth anniversary of the Purchase Date (June 13, 2017) (the “Exercise Date”) and before the Expiration Date; provided, that in no event shall this Warrant be exercisable unless the Purchase Price (less the Deposit) has been timely received by the Corporation in accordance with the terms of the Warrant Purchase Agreement.  To the extent it has not already been exercised, the Warrant shall terminate on the Expiration Date.

3.  Special Lifting of Restrictions and Change in Control.

(a)   Immediately prior to the effective date of a Change in Control or, if you become employed by the Corporation, upon the date of a termination of your employment with the Corporation for any reason, this Warrant shall be immediately exercisable and transferable, notwithstanding the restrictions enumerated in Sections 2 and 6.

(b)  Subject to Sections 5 and 7, this Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize, otherwise change its capital or business structure, to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets.

4. Exercise of Warrant.

(a)  In order to exercise this Warrant with respect to all or any part of the Warrant Shares for which this Warrant is exercisable, you (or any other person or persons exercising the Warrant in accordance with the terms hereof) must take the following actions:

(i)  Execute and deliver to the Corporation an Exercise Notice in the form attached hereto as Exhibit A for the Warrant Shares for which the Warrant is exercised (the “Purchased Shares”) which Exercise Notice (1) states the number of Purchased Shares (which must be a whole number of shares) and (2) is signed or otherwise given by you (or any other authorized person exercising the Warrant).

(ii)  Pay the aggregate Exercise Price for the Purchased Shares, on the date of exercise, (1) in cash or an equivalent means acceptable to the Corporation, or (2) with shares of Common Stock owned by you and having a Market Price as of the date of exercise equal to the aggregate Exercise Price for the Purchased Shares, or (3) by any combination of clauses (1) and (2), or (4) by net issue exercise, pursuant to which the Corporation will issue to you the Purchased Shares, less a number of Warrant Shares with a Market Price as of the date of exercise equal to the Exercise Price for the Purchased Shares.

(iii)  Certify in a writing reasonably acceptable to the Corporation that you have complied with the provisions of Section 6 hereof at all times since the Date of Purchase and, if the Warrant is exercised in respect of fewer than the total Warrant Shares to which this Warrant then relates, that you will continue to comply with such covenants in respect of the Warrant Shares which remain subject to this Warrant.

(b)  To the extent you become employed by the Corporation or otherwise to the extent applicable in connection with the exercise of this Warrant, the Corporation shall require that you or your Permitted Transferee fund (or cause to be funded) to the Corporation the required minimum federal, state, and local income and/or employment tax withholding due by such means as the Corporation deems reasonable.  Your withholding rate with respect to the exercise of this Warrant may not be higher than the minimum statutory rate.

(c)  In no event may this Warrant be exercised for any fractional shares.  Fractional shares shall be satisfied in cash, including in connection with the payment of the Exercise Price with shares of Common Stock, net issue exercises or satisfying tax withholding obligations.

The Warrant shall not be deemed to have been exercised unless all of these requirements are satisfied.

5. Adjustment Provisions.

(a)  If at any time or from time to time, the Corporation shall subdivide as a whole (by reclassification, by a stock split, by the issuance of a distribution on stock payable in stock or otherwise, including a dividend designated as such by the Board of Directors) the number of shares of Common Stock then outstanding into a greater number of shares of Common Stock, then (a) the number of shares of Common Stock that may be acquired under the Warrant shall be increased proportionately and (b) the Exercise Price for each share of Common Stock subject to the Warrant shall be reduced proportionately.

(b)  If at any time or from time to time, the Corporation shall consolidate as a whole (by reclassification, reverse stock split, or otherwise) the number of shares of Common Stock then outstanding into a lesser number of shares of Common Stock, then (a) the number of shares of Common Stock that may be acquired under the Warrant shall be decreased proportionately, and (b) the Exercise Price for each share of Common Stock subject to the Warrant shall be increased proportionately.

(c)  If at any time or from time to time, the Corporation shall declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of other or additional stock or other securities or property) on the Common Stock, other than a regular quarterly or other periodic dividend or a dividend payable in shares of Common Stock, then the Exercise Price for each share of Common Stock subject to the Warrant shall be adjusted so that (i) the excess of the aggregate Market Price of the shares of Common Stock subject to the Warrant over the aggregate Exercise Price immediately after the dividend or distribution does not exceed the excess of the aggregate Market Price of the shares of Common Stock subject to the Warrant over the aggregate Exercise Price immediately before such dividend or distribution and (ii) the ratio of the Exercise Price to the Market Price of the shares of Common Stock subject to the Warrant immediately following the dividend or distribution is not greater than the ratio of the Exercise Price to the Market Price of the Common Stock subject to the Warrant immediately before the dividend or distribution.

(d)  Should any other change be made to the Common Stock by reason of any exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to the class of securities subject to this Warrant in such manner and to the extent deemed appropriate by the Board of Directors.

(e)  Whenever an adjustment is required as provided in this Section 5, the Corporation shall, within 30 days following such adjustment, prepare and give to you a written notice setting forth, in reasonable detail, the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and, as applicable, the change in price and the number of shares of Common Stock, other securities, cash or property purchasable subject to the Warrant after giving effect to the adjustment.

(f)  Adjustments under Section 5(a), (b), (c) and (d) shall be made by the Board of Directors, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding and conclusive.  No fractional interest shall be issued on account of any such adjustments.

6.  Transferability.  This Warrant may be assigned in whole or in part during the lifetime of the initial holder of this Warrant either as (a) a gift to one or more members of the Immediate Family of the initial holder of this Warrant or to a trust in which the initial holder of this Warrant and/or one or more such family members hold more than 50% of the beneficial interest or (b) pursuant to a domestic relations order in settlement of marital property rights.  The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the Warrant pursuant to such assignment.  The terms applicable to the assigned portion shall be the same as those in effect for this Warrant immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Board of Directors may deem appropriate. Except for assignments to a person or an entity expressly permitted pursuant to the first sentence of Section 6(a) above (a “Permitted Transferee”), the Warrant may not be assigned, transferred, pledged, or otherwise hypothecated by you or any Permitted Transferee.  Additionally, if you become employed by the Corporation, at any time you are an officer or director of the Corporation, you or any Permitted Transferee may not hedge or enter into any derivative or other transaction in respect of the Warrant Shares (the intention of the parties being that you, together with any Permitted Transferee, shall maintain a net long position in respect of the Warrant Shares).  You shall (i) cause any Permitted Transferee to comply with the covenants herein and (ii) upon the written request of the Corporation certify as to your compliance with the covenants herein from time to time.  Notwithstanding anything to the contrary herein, the covenants and limits on transferability in this Section 6 shall terminate on the earliest of (x) the Exercise Date, (y) if you become employed by the Corporation, the date of a termination of your employment with the Corporation for any reason, or (z) a Change in Control.

7.  Recapitalization, Reclassification, Consolidation or Merger.  In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split up or combination of shares), or any consolidation or merger of the Corporation with or into another person (where the Corporation is not the surviving person or where there is a change in or distribution with respect to the Common Stock), each Warrant shall after such reorganization, reclassification, consolidation, or merger be exercisable for the kind and number of shares of stock or other securities or property of the Corporation or of the successor person resulting from such consolidation or surviving such merger, if any, to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon exercise of such Warrant would have been entitled upon such reorganization, reclassification, consolidation or merger.  The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations, or mergers.  The Corporation shall not effect any such reorganization, reclassification, consolidation or merger unless, prior to the consummation thereof, the successor person (if other than the Corporation) resulting from such reorganization, reclassification, consolidation or merger, shall assume, by written instrument, the obligation to deliver to the Holders of the Warrant such shares of stock, securities or assets, which, in accordance with the foregoing provisions, such Holders shall be entitled to receive upon such conversion.

8.  Delivery of Certificates of Stock. After the exercise of the Warrant the Corporation shall promptly issue and deliver a certificate representing the number of shares of Common Stock as to which the Warrant has been exercised after the Corporation receives from the holder of this Warrant (a) the Exercise Notice, (b) payment of the Exercise Price and (c) satisfaction of any required minimum tax withholding due in connection with exercise of the Warrant. The value of the shares of Common Stock shall not bear any interest owing to the passage of time.

9.  Rights as a Stockholder.  Neither you nor any Permitted Transferee shall have any right as a stockholder with respect to any shares covered by this Warrant unless and until a certificate representing those shares is issued in your name or the name of any Permitted Transferee.

10.  Remedies.  You shall be entitled to recover from the Corporation reasonable fees incurred in connection with the enforcement of the terms and provisions of this Warrant, whether by an action to enforce specific performance or for damages for its breach or otherwise.

11.  Right of the Corporation and Subsidiaries to Terminate Employment.  If you become employed by the Corporation, nothing contained in this Warrant shall confer upon you the right to continue in the employ of the Corporation or any subsidiary, or interfere in any way with the rights of the Corporation or any subsidiary to terminate your employment at any time.

12.  Exchange Act Compliance.  To the extent you become an officer or director of the Corporation and to the extent applicable, the Board of Directors and/or the Corporation shall take all steps necessary to ensure that the purchase and exercise of the Warrant are exempt from Section 16(b) of the Exchange Act.

13.  No Guarantee of Interests.  The Board of Directors and the Corporation do not guarantee the Common Stock of the Corporation from loss or depreciation.

14.  Severability.  If any provision of this Warrant is for any reason held to be illegal, invalid, or to violate any law or listing requirement applicable to the Corporation, the illegality, invalidity, or violation shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Warrant shall be construed and enforced as if the illegal or invalid provision had never been included herein and you and the Corporation shall amend this Warrant, preserving, to the maximum extent reasonably possible, the intended economic effects of this Warrant as executed by the parties hereto.

15.  Amendment.  No amendment or waiver of any provision of this Warrant shall be effective unless it is in writing and signed by the party or parties hereto affected thereby, and then only in the specific instance and for the specific purpose stated therein.

16.  No Implied Waivers.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

17.  Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto will be in writing and will be deemed validly given, made or served if (a) given by fax, when such fax is transmitted to the fax number set forth below and the appropriate confirmation is received, or (b) if given by any other means, when delivered in person, by overnight courier or five Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Corporation:

J. C. Penney Company, Inc.
6501 Legacy Drive
Plano, Texas 75024
Attn:    Janet L. Dhillon, Executive Vice President, General Counsel and Secretary
Fax:     (972) 431-1977

With copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, Illinois 60606-1720
Attn:    Charles W. Mulaney, Jr.
Attn:    Peter C. Krupp
Fax:     (312) 407-0411

If to Purchaser:

Ronald Bruce Johnson
285 Atherton Avenue
Atherton, California 94027

With copies (which shall not constitute notice) to:

Cooley LLP
101 California Street, 5th Floor
San Francisco, California 94111-5800
Attn:    Samuel M. Livermore
Attn:    Thomas Z. Reicher
Fax:     (415) 276-5743

18.  Waiver of Notice.  Any person entitled to notice hereunder may waive such notice.

19.  Successors.  This Warrant shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Corporation, its successors and assigns.

20.  Headings.  The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

21.  Specific Performance.  The Corporation and Purchaser each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Warrant by it and that, in the event of any breach or threatened breach hereof, any non-breaching party will be entitled to seek injunctive and other equitable relief, without proof of actual damages, that any breaching party will not plead in defense thereto that there would be an adequate remedy at law, and that any breaching party agrees to waive any applicable right or requirement that a bond be posted by any non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Warrant, but will be in addition to all other remedies available at law or in equity.

22.  Governing Law; Forum; Jurisdiction; Waiver of Jury Trial.  This Warrant and any controversy arising under or related to this Warrant shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Corporation and Purchaser (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction and venue by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Warrant or otherwise in any court other than the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and (d) irrevocably waives the right to trial by jury.

23.  Counterparts.  This Warrant may be executed by the parties hereto in separate counterparts (including by means of electronic transmission), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

24.  No Third Party Beneficiaries.  This Warrant is solely for the benefit of the parties hereto and is not enforceable by any other persons.

25.  Word Usage.  Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Warrant dictates, the plural shall be read as the singular and the singular as the plural.

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IN WITNESS WHEREOF, the Corporation has caused this Warrant to be executed by its duly authorized officer as of the Date of Purchase first above written.

J. C. PENNEY COMPANY, INC.

By:
      Michael P. Dastugue,
      Executive Vice President and
      Chief Financial Officer

ACKNOWLEDGED AND AGREED:

Ronald Bruce Johnson

EXHIBIT A
EXERCISE NOTICE

[To be executed only upon exercise of Warrant]

The undersigned registered owner of this Warrant irrevocably exercises this Warrant for the purchase of ______ shares of Common Stock of J. C. Penney Company, Inc. pursuant to [describe method of payment of Exercise Price and tax withholding, if any] and herewith makes payment therefor in __________, all at the price and on the terms and conditions specified in this Warrant and requests that certificates for the shares of Common Stock hereby purchased (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to _________________ whose address is _________________________________________________________________________________________and, if such shares of Common Stock shall not include all of the shares of Common Stock issuable as provided in this Warrant, that a new Warrant of like tenor and date for the balance of the shares of Common Stock issuable hereunder be delivered to the undersigned.

_______________________________
(Name of Registered Owner)
_______________________________
(Signature of Registered Owner)
_______________________________
(Street Address)
_______________________________
(City)    (State)    (Zip Code)

NOTICE:      The signature on this subscription must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.